Exhibit 99.3

Exxon Mobil Corporation

Henry H. Hubble

5959 Las Colinas Boulevard

Vice President, Investor Relations

Irving, TX 75039-2298

and Secretary

ExxonMobil

January 4, 2005

[Name of Non-employee Director]

I am pleased to inform you that on January 3, 2005, you were granted 4,000 shares of restricted stock under Exxon Mobil Corporation's 2004 Non-Employee Director Restricted Stock Plan (the "Plan"). This letter summarizes key terms of your award and is qualified by reference to the Plan.  You should refer to the text of the Plan for a detailed description of the terms and conditions of your award.  Copies of the Plan have been previously distributed to you and are also available on request to me at any time.

The restricted stock has been registered in your name and will be held in book-entry form by the Corporation's agent during the restricted period.  As the owner of record, you have the right to vote the shares and receive cash dividends.  However, during the restricted period the shares may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and your restricted stock account will be subject to stop transfer instructions.

The restricted period for this award began at the time of grant.  The restricted period will expire when you leave the Board after reaching mandatory retirement age (currently, age 72) or by reason of death.  If you leave the Board before reaching mandatory retirement age, your restricted stock will be forfeited unless the Board determines to lift the restrictions at that time.

If and when the restricted period expires, shares will be delivered to or for your account free of restrictions.

You are entitled to designate a beneficiary for your restricted stock account.  Please contact Jerry Miller at (972) 444-4004 for the necessary form should you wish to do so.

By accepting this award you agree to all its terms and conditions, including the restrictions on transfer and events of forfeiture.

Additional information concerning your award, including information on the tax consequences of your award and certain additional information required by the Securities Act of 1933, is also enclosed with this letter.

Any questions that you may have concerning the Plan or this award should be addressed to me.

Sincerely,

(H. H. Hubble)